Exhibit (i)



                               SEWARD & KISSEL LLP
                                1200 G STREET, NW
                                    SUITE 350
                              WASHINGTON, DC 20005

                            Telephone: (202) 737-8833
                            Facsimile: (202) 737-5184
                                 www.sewkis.com


                                                  October 30, 2008


AllianceBernstein Global Growth Fund, Inc.
AllianceBernstein Global Thematic Growth Fund, Inc.
AllianceBernstein Greater China '97 Fund, Inc.
AllianceBernstein International Growth Fund, Inc.
AllianceBernstein Large Cap Growth Fund, Inc.
AllianceBernstein Small/Mid Cap Growth Fund, Inc.

   1345 Avenue of the Americas
   New York, New York  10105

Ladies and Gentlemen:

     We have acted as counsel for each of the corporations named above (each, a "Company," and collectively, the "Companies"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares, par value per share as set forth in each Company's Charter, of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class R Common Stock, Class K Common Stock, Class I Common Stock and Advisor Class Common Stock, as applicable (each a "Class" and collectively the "Shares"), of each Company. Each Company is a Maryland corporation and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. This opinion is rendered to each Company severally, and not to the Companies jointly.

     As counsel for a Company, we have participated in the preparation of the Post-Effective Amendment to that Company's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission") to become effective on November 3, 2008 (as so amended, the "Registration Statement") in which this letter is included as Exhibit (i). We have examined the Charter and By-laws of that Company and any amendments and supplements thereto and have relied upon such corporate records of that Company and such other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

     Based on such examination, we are of the opinion that the Shares of each Company to be offered for sale pursuant to the Registration Statement of that Company are, to the extent of the numbers of Shares of the relevant Classes of each Company authorized to be issued by that Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of the State of Maryland.

     We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information--Counsel" in Part B thereof. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                  Very truly yours,


                                                  /s/ Seward & Kissel LLP




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